Exhibit 99.1

Analog Devices Completes Sale of CPU Voltage and PC Thermal Monitoring
                     Business to ON Semiconductor

    NORWOOD, Mass.--(BUSINESS WIRE)--Jan. 2, 2008--Analog Devices, Inc. (NYSE: ADI) today announced that it has completed the sale of its CPU voltage regulation and PC thermal monitoring business to ON Semiconductor Corporation (NASDAQ: ONNN), which was previously announced in November 2007. The total cash consideration of approximately $184 million paid to ADI includes the purchase price for the acquired assets and intellectual property related to the product lines as well as amounts paid under a one-year manufacturing supply agreement with ON Semiconductor. ADI will record a one-time gain in the first quarter of fiscal year 2008 related to this transaction. In addition, beginning in the first quarter of fiscal year 2008 ADI will account for the divested operations, including the operating results related to the one-year manufacturing supply agreement, as discontinued operations.

    The divestiture is consistent with ADI's ongoing transition of its power management portfolio to high-performance products that complement the company's market-leading portfolio of signal-processing solutions for industrial, medical and scientific instrumentation, as well as communications infrastructure and consumer electronics.

    About Analog Devices

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the most long-standing, high-growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers around the world, representing virtually all types of electronics equipment. Celebrating more than 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index. For more information, please visit ADI's website at www.analog.com.

    This press release contains forward-looking statements which address a variety of subjects including, for example, the expected benefits of the transaction to ADI, the expected accounting treatment of the transaction, and ADI's future power management strategy. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the expected benefits of the transaction may not be achieved in a timely manner, or at all; ADI may not achieve its future power management strategy in a timely manner, and disruption from the transaction may adversely affect relationships with customers, suppliers or employees. For detailed information about factors that could cause ADI's actual results to differ materially from those described in the forward-looking statements, please refer to ADI's filings with the Securities and Exchange Commission, including ADI's most recent Annual Report on Form 10-K. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro, 781-461-3282
             Director of Corporate Communications
             maria.tagliaferro@analog.com